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Exhibit 10.1

SUMMARY OF 2015 INCENTIVE COMPENSATION PLAN

        On March 25, 2015, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Comfort Systems USA, Inc. (the "Company") authorized certain equity grants under the Company's Long-term Incentive Plan. The Named Executive Officers are Mr. Brian E. Lane, President and Chief Executive Officer; Mr. William George, III, Executive Vice President and Chief Financial Officer; Mr. James Mylett, Senior Vice President—Service; Mr. Trent T. McKenna, Senior Vice President and General Counsel; and Ms. Julie S. Shaeff, Senior Vice President and Chief Accounting Officer.

  Long-term Incentive Plan Grants

        The Compensation Committee determined grants under the Company's Long-term Incentive Plan. These grants were determined based on the closing price of the Company's common stock on March 25, 2015, the date the Compensation Committee met to approve the grants. The distribution of awards under the Long-term Incentive Plan is structured so that 30% of the awards were in the form of stock options, 30% in the form of time vesting restricted stock units, and 40% in the form of dollar-denominated performance vesting restricted stock units.

        Time vesting restricted stock units.    The time vesting restricted stock units vest in three equal installments over a three-year vesting schedule.

        Time vesting stock options.    The time vesting stock options are exercisable at $19.67 per share, will expire at the earlier of ten years from the date of grant or three months following the executive's termination from employment with the Company, and vest in three equal installments over a three-year vesting schedule.

        Dollar-denominated performance vesting restricted stock units.    The dollar-denominated performance vesting restricted stock units ("PSUs") are subject to two performance measures: 50% of the PSUs have an EPS measure and 50% of the PSUs have a measure based on total shareholder return relative to the Company's peer group. The PSUs have a three-year performance period and will be eligible to vest at the end of the three-year performance period. Depending on the Company's performance in relation to the established performance measures, the awards may vest at 0-200% of the targeted amount. In the event the Company achieves the necessary performance metrics, the value of the grant will be determined in dollars and settled in stock, so that the actual number of shares awarded will be based on the market price of the Company's common stock at the end of the performance period.

        The 2015 awards were granted to the following executives for the purpose of providing an incentive for those individuals to work for the Company's long-term success:

Executive	Time Vesting RSUs	Time Vesting Stock Options	Dollar- Denominated Performance Vesting RSUs (Target)
Brian E. Lane	13,383	34,547	$351,000
President and Chief Executive Officer
William George, III	8,157	21,055	$213,920
Executive Vice President and Chief Financial Officer
James Mylett	4,728	12,205	$124,000
Senior Vice President—Service
Trent McKenna	4,926	12,717	$129,200
Senior Vice President and General Counsel
Julie Shaeff	2,917	7,530	$76,500
Senior Vice President and Chief Accounting Officer

  2015 Incentive Compensation Plan for Executive Officers

        On December 17, 2014, the Compensation Committee adopted the 2015 annual incentive compensation for the Named Executive Officers, which is provided under a stockholder approved plan intended to satisfy the requirements for deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code. The plan consists of two distinct elements. The first element of the plan rewards the NEOs for obtaining certain target thresholds for two financial metrics (the "Corporate Bonus"): 70% of the Corporate Bonus is derived from meeting earnings per share ("EPS") target thresholds (the "EPS Target Bonus") and 30% of the Corporate Bonus is derived from meeting free cash flow ("FCF") target thresholds (the "FCF Target Bonus"). The second element of the plan rewards the achievement of certain strategic performance metrics individualized to focus on each NEO's role (the "Strategic Bonus").

        For the Corporate Bonus, the Compensation Committee has set a bonus range based on a target that is correlated with the Company's annual EPS and annual FCF. The range for the Corporate Bonus for Messrs. Lane and George will be 20 to 150 percent of 90 percent of their respective annual base salaries. For Mr. Mylett, the range for the Corporate Bonus will be 20 to 150 percent of 45 percent of his annual base salary. For Ms. Shaeff and Mr. McKenna, the range for the Corporate Bonus will be 20 to 150 percent of 50 percent of their respective annual base salaries. The EPS Target Bonus is zero until a certain EPS threshold is met; it then scales from 20 to 50 percent of the EPS Target Bonus on a straight-line basis as it moves from 77 percent of the EPS target to 100 percent of the EPS target. Should the Company's performance exceed the EPS target, it then scales from 50 to 150 percent of the EPS Target Bonus on a straight-line basis as it moves from 100 percent of the EPS target to 174 percent of the EPS target. The FCF Target Bonus is zero until a certain FCF threshold is met; it then scales from 20 to 50 percent of the FCF Target Bonus on a straight-line basis as it moves from 77 percent of the FCF target to 100 percent of the FCF target. Should the Company's performance exceed the FCF target, it then scales from 50 to 150 percent of the FCF Target Bonus on a straight-line basis as it moves from 100 percent of the FCF target to 174 percent of the FCF target.

        With regard to the Strategic Bonus, each NEO identifies his or her strategic objectives. Such objectives are discussed and developed in consultation with the CEO, in the case of Messrs. George, Mylett and McKenna, the CFO in the case of Ms. Shaeff and with the Board of Directors in the case of Mr. Lane. These objectives vary depending on the roles and responsibilities for each NEO and are quantitatively measurable and focused on one or more strategic initiatives important to the Company in 2015. Additionally, a component of the Strategic Bonus is focused on the Company's overall safety performance. The Company believes this focus on safety at a senior executive level helps to encourage a proper "tone at the top" to create a safe working environment. For each NEO, the range for the Strategic Bonus is zero to 200 percent of 10 percent of annual base salary.

        Mr. Mylett has an additional short-term incentive based on achieving specified metrics relating to the Company's overall service business (the "Service Bonus") ranging from zero to 45 percent of his annual base salary. For 2015, Mr. Mylett is entitled to the greater of either (i) the sum of his Corporate Bonus, Strategic Bonus, and Service Bonus or (ii) $200,000.

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  Exhibit 10.1
SUMMARY OF 2015 INCENTIVE COMPENSATION PLAN